1 CIM COMMERCIAL TRUST CORPORATION INVESTOR PRESENTATION – 2Q’17

IMPORTANT DISCLOSURES FORWARD-LOOKING STATEMENTS The information set forth herein contains "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts or they discuss the business and affairs of CIM Commercial Trust Corporation (“CIM Commercial” or “CMCT”) on a prospective basis. Further, statements that include words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," "pursue," or "should" or the negative or other words or expressions of similar meaning, may identify forward-looking statements. CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. These forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, including those set forth in CIM Commercial's Annual Report on Form 10-K for the fiscal year ended December 31, 2016. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date hereof. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. CIM Commercial undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. 2

IMPORTANT DISCLOSURES

Free Writing Prospectus

Filed Pursuant to Rule 433

Dated August 14, 2017

Registration Statement Nos. 333-203639; 333-210880; 333-218019

FREE WRITING PROSPECTUS

CIM Commercial Trust Corporation Investor Presentation Q2 2017

CIM Commercial Trust Corporation (the “Company”) has filed registration statements (including a prospectus and prospectus supplements, as applicable) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplements related to the applicable registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting the Company’s website at http://investors.cimcommercial.com/index.cfm, or, as to the offering described in Registration Statement No. 333-210880 (relating to the Series A Units consisting of Series A Preferred Stock and Warrants), by contacting Evolv Capital at 844-EVO-ALTS or info@evoalts.com.

You may also access the applicable prospectus for free on the SEC website at www.sec.gov as follows:

•                                                                   Post-Effective Amendment No. 2 to Form S-11, dated March 30, 2017, relating to Registration Statement No. 333-203639;

•                                                                   Prospectus Supplement No. 9, dated August 14, 2017, to the Prospectus, dated July 1, 2016, relating to Registration Statement No. 333-210880; and

•                                                                   Amendment No. 1 to Form S-11, dated July 10, 2017, relating to Registration Statement No. 333-218019.

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Cim Commercial Trust CIM COMMERCIAL (NASDAQ: CMCT) Portfolio Primarily Class A and creative urban office REIT with NAV and cash flow per share upside Share Price1 / Market Cap $15.90 / $0.9 billion NAV per Share / NAV2 $22.56 / $1.3 billion CIM Group Manager of CMCT Focused on consistently growing NAV and cash flows per share of common stock and providing liquidity to stockholders at prices reflecting NAV and cash flow prospects $19.9 billion AUM, $12.4 billion EUM with 80+ global institutional investors4 650+ total employees1 15 principals including all of its founders 360+ professionals Beneficial owner of 1.1 million shares of CMCT5 As of June 30, 2017. See “Net Asset Value” on pages 22 and 28. As of June 30, 2017. Includes ancillary properties. Excludes office properties that are held for sale at August 11, 2017 (7083 Hollywood Boulevard and 370 L’Enfant Promenade). 3601 South Congress Avenue and Lindblade Media Center are each shown as one property but consist of 10 and 3 buildings, respectively. See “Assets and Equity Under Management” under “Important Disclosures” on page 28. As of June 30, 2017. Includes shares owned by Principals of CIM Group L.P. (“CIM Group” or “CIM”) and executive officers and directors of CMCT. 4 Quality office portfolio in vibrant and improving urban markets including: San Francisco Bay Area Washington, DC Los Angeles Austin 18 office properties with 3.6 million rentable square feet3

CMCT – INVESTMENT THESIS

CMCT

Resources & Expertise of Premier Institutional Manager	▪ Large scale platform with vertically-integrated team ▪ Proprietary "Qualified Community" methodology ▪ Disciplined, relative-value investor with sightlines across all gateway U.S. urban markets
Class A and Creative Office Investments in Gateway Markets	▪ Invested in high barrier-to-entry sub-markets where CIM Group anticipates outsized rent growth ▪ San Francisco Bay Area, Washington DC, Los Angeles and Austin
Same Store Growth Opportunity	▪ Below-market leases increasing to market rate ▪ Value-add / development
Attractive And Flexible Capital Structure	▪ 100% of debt matures in 2022+, 54% in 2026+[1,2] ▪ 50% of debt is fixed rate; another 46% of debt is effectively fixed rate until May 2020 through interest rate swaps[1,2] ▪ Target capital structure of 45% common equity, 25% preferred equity and 30% debt enhances common equity returns with low relative risk
Maximizing Returns for Shareholders	▪ Growing NAV and cash flows per share of common stock ▪ Providing liquidity to stockholders at prices reflecting NAV and cash flow prospects ▪ With capital structure implemented, targeted ~15% total return on equity

1 As of June 30, 2017. Excludes premiums, discounts, debt issuance costs and secured borrowings on government guaranteed loans.
2 Excludes debt on 4200 Scotland Street and 7083 Hollywood Boulevard, which are held for sale at August 11, 2017.

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CIM GROUP 6

Strategies Stabilized Equity Value-Add Equity Opportunistic Equity Debt CIM Group – Resources & Expertise of Premier Institutional Manager Established Established in 1994 as a partner for investors seeking to capitalize on U.S. urbanization Office Locations Headquartered in Los Angeles Investment offices in NYC, San Francisco Bay Area, Washington DC Metro Area and Dallas Experience Since inception, CIM Group has owned or currently has under development1 16.5 million square feet of office 6.3 million square feet of retail 20,800 residential units 7,000 hotel rooms As of March 31, 2017. Residential units include both condo and apartment units. The examples above have been selected to generally illustrate the investment philosophy of CIM Group, and may not be representative of future investments. Past performance is not a guarantee of future results. 7 432 Park Avenue (New York) 1 Kaiser Plaza (Oakland) 11 Madison Avenue (New York) Dolby Theatre (Hollywood)

CIM Group – Resources & Expertise of Premier Institutional Manager Seasoned, Vertically-Integrated Team Full-service investment manager Research, investment, acquisition and finance Development, leasing and asset management “Qualified Community” Methodology Sector-agnostic focus Market values that are below long-term intrinsic values Underserved or improving areas with dedicated resources that should lead to outsized rent growth Disciplined Underwriting CIM underwrites prospective investments using multiple scenarios Employs current and long-term market growth rates, cap rates and interest rates Returns are primarily driven by improved asset and community performance, not cap rate compression or financial engineering 8 CIM GROUP COMPETITIVE ADVANTAGES CMCT Benefits From CIM Group’s Large-Scale Platform Deal sourcing + Capital markets + Operational expertise

CIM COMMERCIAL TRUST (NASDAQ: CMCT) 9

Cmct – Class A and Creative Office Portfolio IN GATEWAY MARKETS 10 CMCT Office CMCT Hotel As of June 30, 20171 Excludes 7083 Hollywood Boulevard, 370 L’Enfant Promenade, 47 E. 34th Street and 4200 Scotland Street which are held for sale at August 11, 2017. 3601 South Congress Avenue and Lindblade Media Center are each shown as one property but consist of 10 and 3 buildings, respectively.

CMCT – CLASS A AND CREATIVE OFFICE PORTFOLIO IN GATEWAY MARKETS

AS OF JUNE 30, 2017

Location	Sub-Market	Square Footage	% of Total	% Occupied	% Leased	Annualized Cash Rent (in 000s) [1]	Annualized Cash Rent Per Occupied SF
NORTHERN CALIFORNIA							
Oakland, CA							
1 Kaiser Plaza	Lake Merritt	532,778	14.7%	93.4%	93.4%	$ 19,306	$ 38.81
2101 Webster Street	Lake Merritt	473,156	13.1%	98.9%	98.9%	17,956	38.36
1901 Harrison Street	Lake Merritt	273,134	7.6%	98.2%	98.2%	9,736	36.29
1333 Broadway	City Center	240,051	6.7%	92.9%	96.8%	7,408	33.21
2100 Franklin Street	Lake Merritt	216,828	6.0%	98.9%	98.9%	8,501	39.62
Total Oakland, CA		**1,735,947**	**48.1%**	**96.3%**	**96.8%**	**62,907**	**37.64**
San Francisco, CA							
260 Townsend Street	South of Market	65,714	1.8%	69.5%	84.8%	3,127	68.42
Total San Francisco, CA		**65,714**	**1.8%**	**69.5%**	**84.8%**	**3,127**	**68.42**
TOTAL NORTHERN CALIFORNIA		**1,801,661**	**49.9%**	**95.3%**	**96.4%**	**$ 66,034**	**$ 38.45**
SOUTHERN CALIFORNIA							
Los Angeles, CA							
11620 Wilshire Boulevard	West Los Angeles	192,897	5.3%	96.7%	98.1%	$ 7,039	$ 37.73
4750 Wilshire Boulevard	Mid-Wilshire	143,361	4.0%	100.0%	100.0%	3,788	26.42
11600 Wilshire Boulevard	West Los Angeles	55,638	1.5%	86.1%	86.1%	2,419	50.48
Lindblade Media Center	West Los Angeles	32,428	0.9%	100.0%	100.0%	1,406	43.37
Total Los Angeles, CA		**424,324**	**11.7%**	**96.7%**	**97.4%**	**14,652**	**35.71**
TOTAL SOUTHERN CALIFORNIA		**424,324**	**11.7%**	**96.7%**	**97.4%**	**$ 14,652**	**$ 35.71**
EAST							
Washington, DC							
999 N Capitol Street	Capitol Hill	323,076	9.0%	82.0%	82.0%	12,287	46.40
899 N Capitol Street	Capitol Hill	314,667	8.7%	86.1%	86.1%	13,719	50.65
800 N Capitol Street	Capitol Hill	312,759	8.7%	76.1%	93.9%	10,748	45.14
830 1st Street	Capitol Hill	247,337	6.9%	100.0%	100.0%	10,859	43.90
Total Washington, DC		**1,197,839**	**33.3%**	**85.3%**	**89.9%**	**47,613**	**46.58**
TOTAL EAST		**1,197,839**	**33.3%**	**85.3%**	**89.9%**	**$ 47,613**	**$ 46.58**
SOUTHWEST							
Austin, TX							
3601 S Congress Avenue	South	184,418	5.1%	88.0%	93.4%	$ 5,389	$ 33.19
TOTAL SOUTHWEST		**184,418**	**5.1%**	**88.0%**	**93.4%**	**$ 5,389**	**$ 33.19**
TOTAL PORTFOLIO		**3,608,242**	**100.0%**	**91.8%**	**94.2%**	**$ 133,688**	**$ 40.37**



999





1 Represents gross monthly base rent, as of June 30, 2017, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.

Note: Excludes office properties that are held for sale at August 11, 2017 (7083 Hollywood Boulevard and 370 L'Enfant Promenade).

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cmct – Class A and Creative Office Portfolio in gateway markets 12 In-Place Office Rents, 2Q’171 Per Square foot. For CMCT, represents gross monthly base rent per square foot under leases commenced as of June 30, 2017, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail. CMCT excludes office properties that are held for sale at August 11, 2017 (7083 Hollywood Boulevard and 370 L’Enfant Promenade). Others sourced from SNL Financial and company reports. KRC in-place rents are as of December 31, 2016.

CMCT – SAME STORE GROWTH OPPORTUNITY & SHAREHOLDER RETURN

CMCT

Class A & Creative Office

- Superior office investments in vibrant and improving urban communities
- Targeting same store NOI CAGR of 5% - 7% through 2021[1,2]

Five Year Growth Target



Same Store Target NOI CAGR 5%-7%
NOI
2016
Mark-to-market And rent increase
Existing NOI
2021

Illustrative NAV/Share + Dividends

Same Store NOI CAGR of 5%-7%[3]



Estimated NAV $22.56 ~5.3% cap rate on trailing NOI
6/30/2017
5.3% cap rate + cumulative dividends
~$34.00
2021

1 Additional 1%-2% CAGR potential from development of already owned sites.
2 Reflects cash and segment NOI. Excludes 7083 Hollywood Boulevard, 370 L'Enfant Promenade, 47 E. 34th Street and 4200 Scotland Street which are held for sale at August 11, 2017.
3 See page 22 for calculation of estimated NAV. Please see Important Disclosures on page 28. The illustrative NAVs per share at 2021 are based on a number of assumptions, including, without limitation, an increase in NOI at 6% per year, the capital structure of CMCT remaining unchanged from the date hereof and an annualized dividend rate of $0.50 per share ($0.25 for the second half of 2017). Any changes in these assumptions will affect the ability of CMCT to achieve the illustrative NAV per share. There can be no guarantee that CMCT will be able to achieve NOI growth of 6% per year. In addition, as discussed on page 13, CMCT is targeting a capital structure that is different from CMCT's current capital structure. Further, there can be no assurance that CMCT will not decrease the dividend rate of $0.50 per year. Accordingly, CMCT makes no representation and warranty about the illustrative NAV. For additional factors that could cause our actual results to differ materially from the illustrative NAVS, please see "Important Disclosures" on page 2.

Note: Please see Important Disclosures on page 2.

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CMCT – ATTRACTIVE AND FLEXIBLE CAPITAL STRUCTURE - STRONG RETURNS

CMCT

Attractive And Flexible Capital Structure

- Target capital structure of 45% common equity, 25% preferred equity and 30% debt enhances common equity returns with low relative risk
- With capital structure implemented, targeted ~15% total return on equity
- Each part of the capital stack provides superior risk adjusted returns

Target Unlevered IRR of ~11% on Assets



Cost of debt
Cost of preferred
Target Return on Common Equity
~14%
~7%
~4%

CURRENT CAPITAL STRUCTURE[1]



Preferred Equity <1%
Common Equity ~61%
Debt ~39%

TARGET CAPITAL STRUCTURE



Common Equity ~45%
Preferred Equity ~25%
Debt ~30%

1 Based on fair value at June 30, 2017. Assumes the sales of assets held for sale at August 11, 2017 are consummated, any asset-level debt is repaid and proceeds are held as cash.

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CMCT – HIGHLY FOCUSED ON VALUE CREATION AND TOTAL RETURN

CMCT

Active and opportunistic portfolio management to maximize returns to stockholders

2015-2016 — Providing Liquidity to Shareholders

- Proceeds from asset sales ~$210 million
- Proceeds from CMBS refi ~$80 million

Date	Liquidity
6/2016	$210 million tender offer @ $21/share
9/2016	$80 million repurchase @ $22/share[1]

1H'17 — Providing Liquidity to Shareholders

- Proceeds from asset sales ~$579 million

Date	Liquidity
4/2017	$0.28 per share special cash dividend[2]
6/2017	$576 million repurchase @ $22/share[1]
6/2017	$1.98 per share special cash dividend[2]

2H'17 — Providing Liquidity to Shareholders

- Expect proceeds of ~$253 million from assets held for sale at August 11, 2017
- Evaluating additional asset sales to deliver value to stockholders

- Considering using a substantial portion of the net proceeds of such dispositions to provide liquidity to our common stockholders at prices reflecting our NAV and cash flow prospects

Provided ~$871 million of liquidity to stockholders since June 2016[3]

1 Shares were repurchased in a privately negotiated transaction from a fund managed by an affiliate of CIM Group.
2 Paid special cash dividend to common stockholders; the affiliated fund waived its right to receive the special dividends.
3 Excludes regular cash dividends.

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APPENDIX 16

CMCT – KEY MARKET: LAKE MERRITT & OAKLAND CBD

CMCT

CMCT In-Place Rents $37.64	Class A Asking Rents[1] $52.32

FAVORABLE OFFICE DYNAMICS

- **Relative Value vs. San Francisco CBD (Class A asking rents):**
  - **San Francisco - $72.01[1]**
  - **Lake Merritt - $52.32[1]**
- **Limited New Office Supply in Lake Merritt / Oakland CBD:** Last major office project completed in 2008[2]
- **Proposition M:** San Francisco office development limited to 875,000 square feet per year



Alcatraz
Treasure Island
Presidio of San Francisco
Golden Gate Park
The Panhandle
Twin Peaks
Alameda Island
Jack London District
Lake Merritt
SAN FRANCISCO BAY
2353 Webster Garage
2100 Franklin/2101 Webster
1901 Harrison
1 Kaiser
2 Kaiser
1333 Broadway
Marriott City Center
Courtyard Oakland
Jack London Square
211 Main St
80 Natoma
246 1st St
Central Tower
55 Hawthorne
274 Brannan
260 Townsend
Block 1
340 Townsend
330 Townsend
MAP KEY
CMCT Investments
CIM Investments
CIM Realized Investments
Metro Stops

AN IMPROVING COMMUNITY

- **Transportation:** All six BART lines and every major highway run through Oakland
- **Amenities Base:** Oakland emerging as a "cool" place to live and work
- **Residential Development:**
  - **~6,200 new units in 2017-2019 (v. ~150,000 existing)[3]**
  - **Residential Monthly Asking Rents[2]**
    - **San Francisco - $2,946**
    - **Oakland - $2,134**

CMCT INVESTMENTS	ASSET TYPE	SQF[5]	OCCUPIED %[5]	IN-PLACE RENTS[5]
1 Kaiser Plaza	Office	532,778	93.4%	$38.81
2101 Webster Street	Office	473,156	98.9%	$38.36
1901 Harrison Street	Office	273,134	98.2%	$36.29
1333 Broadway	Office	240,051	92.9%	$33.21
2100 Franklin	Office	216,828	98.9%	$39.62
2 Kaiser Plaza[4]	Land	-		
2353 Webster Street	Garage	-		
Total		1,735,947	96.3%	$37.64

1 Source: Cushman & Wakefield Class A office buildings (per square foot) as of 1Q'17.
2 Source: Costar. Residential monthly asking rents as of 1Q'17.
3 Source: Reis of 1Q'17.
4 2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are pursuing entitlements allowing us to develop a building with approximately 440,000 to 840,000 rentable square feet.
5 As of June 30, 2017.

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CIM Group - Resources & Expertise of Premier Institutional Manager Richard Ressler CIM Group Principal, CMCT Chairman of the Board Founder and President of Orchard Capital Corp., a firm that provides consulting and advisory services to companies in which Orchard Capital or its affiliates invest Co-founded CIM Group in 1994 and chairs the firm’s Investment and Asset Management Committees Chairman of the board of j2 Global, Inc. (NASDAQ: JCOM) and director of Presbia PLC (NASDAQ: LENS) Served as Chairman and CEO of JCOM from 1997 to 2000 Chairman of executive committee and co-founder of predecessor of Orchard First Source Asset Management, an investment adviser focusing on middle market debt investments Co-founded and served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Limited (NYSE: VGR) Previously worked at Drexel Burnham Lambert, Inc. and began his career as an attorney with Cravath, Swaine and Moore, LLP B.A. from Brown University, and J.D. and M.B.A. degrees from Columbia University Avi Shemesh CIM Group Principal and CMCT Board Member Shaul Kuba CIM Group Principal and CMCT Board Member Co-Founder and a Principal of CIM Group Responsible for the day-to-day operations of CIM Group, including leading the Development Group and sourcing new investment transactions Serves on the firm's Investment and Asset Management Committees Active real asset investor for over 25 years Previously was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles Co-Founder and a Principal of CIM Group Responsible for the day-to-day operations of CIM Group, including strategic initiatives, property management, leasing and investor relations Head of CIM’s Investments Group and serves on the firm’s Investment and Asset Management Committees Active real asset investor for over 25 years Previously was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles 18 CIM Group Co-Founders

CIM Group- Resources & Expertise of Premier Institutional Manager David Thompson CMCT Chief Financial Officer, CIM Group Principal Prior to joining CIM Group in 2009, spent 15 years with Hilton Hotels Corporation, most recently as Senior Vice President and Controller responsible for worldwide financial reporting, financial planning and analysis, risk management, internal control and technical accounting compliance Tenure at Hilton included both SEC compliance as a public company and reporting as a private equity portfolio company Began career as a C.P.A. at Arthur Andersen & Co. Terry Wachsner CIM Group Principal, Property Management Prior to joining CIM Group in 2005, was Director of Asset Services for Continental Development Corporation Prior to Continental, was Executive Managing Director for Kennedy-Wilson Properties, Ltd. where he was responsible for the operations and leasing of a 75 million square foot national portfolio of office, retail, industrial, and apartment properties From 1980 to 1998, headed up Heitman Properties, Ltd. as President of Property Management Charles Garner CMCT Chief Executive Officer, CIM Group Principal CEO of CMCT and serves on CIM Group’s Investment and Asset Management Committees Prior to joining CIM Group, worked closely with the firm in various capacities since 1996, including originating and managing Federal Realty Investment Trust’s partnership with CIM Group Has been involved in billions of dollars of real estate transactions including the acquisition, joint venture investment, disposition and equity and debt financing of more than 100 properties Began career as a C.P.A. at PricewaterhouseCoopers and has held various transactional positions with Federal Realty, Walker & Dunlop and The Stout & Teague Companies B.S. degree in Management from Tulane University’s A.B. Freeman School of Business Jan Salit CMCT President and Secretary Joined CMCT after merger of PMC Commercial Trust Previously was Chairman of the Board, CEO and Secretary of PMC Commercial Trust Prior to CEO role, held Chief Operating Officer and Chief Investment Officer roles with PMC Commercial Trust (joined predecessor firm in 1993) Prior to joining PMC Commercial Trust, held positions with Glenfed Financial Corporation (and its predecessor company ARMCO Financial Corporation) including Chief Financial Officer 19 Management

CIM GROUP - QUALIFIED COMMUNITY METHODOLOGY 20 Qualification Criteria Transitional Urban Districts Positive demographic trends Public support for investment Opportunities below intrinsic value Potential to invest a minimum of $100 million of opportunistic equity within five years Thriving Urban Areas Improving demographics Broad public support for CIM’s investment approach Evidence of private investment from other institutional investors Underserved niches in the community’s real estate infrastructure Potential to invest a minimum of $100 million of opportunistic equity within five years CIM believes that its community qualification process provides it with a significant competitive advantage when making urban real estate investments. Since 1994, CIM has qualified 105 communities in high barrier-to-entry sub-markets and has invested in 63 of the communities. The qualification process generally takes between 6 months and 5 years and is a critical component of CIM’s investment evaluation. CIM examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM undertakes in reviewing and making potential investments in its Qualified Communities. The Communities are located in both primary and secondary urban centers, which can encompass (1) transitional urban districts and growth markets adjacent to Central Business Districts (“CBDs”) and/or (2) well-established, thriving urban areas including major CBDs.

CIM GROUP – U.S. QUALIFIED COMMUNITIES 21 Areas with Investment(s) Areas Approved for Investment(s) CIM Headquarters Investment Office CMCT Office Portfolio Concentrations

CMCT - Net asset value 22 Estimated Net Asset Value1,2 Pro-forma 1H’17 NOI3 See “Net Asset Value” under “Important Disclosures” on page 28. As of June 30, 2017. See “Net Operating Income Reconciliation” on page 27. ($ in thousands, per share amount) (Unaudited) Investments in real estate - at fair value 1,715,455 $ Loans receivable - at fair value 72,080 Debt (822,231) Cash and other assets net of other liabilities 96,179 Redeemable preferred stock (7,050) Noncontrolling interests (1,047) Estimated NAV of portfolio 1,053,386 Estimated NAV of assets held for sale at August 11, 2017 252,360 Estimated NAV available to common shareholders 1,305,746 $ Shares of Common Stock outstanding 57,875,848 Estimated NAV per share of Common Stock 22.56 $ ($ in thousands) (Unaudited) 1Q'17 2Q'17 Net income attributable to the company 193,930 $ 91,363 $ Total Cash NOI 39,821 33,100 Less Cash NOI from assets sold or held for sale at August 11, 2017 14,526 6,931 Pro-forma Cash NOI 25,295 $ 26,169 $

CMCT - CONSOLIDATED STATEMENTS OF OPERATIONS

CMCT

	Three Months Ended June 30,		Six Months Ended June 30,	
	2017	2016	2017	2016
	(In thousands, except per share data)			
	(Unaudited)			
REVENUES:				
Rental and other property income	$ 55,956	$ 61,624	$ 116,765	$ 124,472
Expense reimbursements	2,526	3,316	5,556	6,244
Interest and other income	2,817	3,420	5,927	6,261
	61,299	68,360	128,248	136,977
EXPENSES:				
Rental and other property operating	27,249	32,299	50,209	63,577
Asset management and other fees to related parties	7,863	8,376	16,563	17,007
Interest	9,513	7,295	19,286	14,110
General and administrative	1,647	2,131	3,326	4,073
Transaction costs	11,615	118	11,628	267
Depreciation and amortization	14,761	18,480	31,992	36,538
Impairment of real estate	13,100	-	13,100	-
	85,748	68,699	146,104	135,572
Gain on sale of real estate	116,283	-	304,017	24,739
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	91,834	(339)	286,161	26,144
Provision for income taxes	462	471	854	661
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	91,372	(810)	285,307	25,483
DISCONTINUED OPERATIONS:				
Income from operations of assets held for sale	-	1,668	-	2,358
NET INCOME FROM DISCONTINUED OPERATIONS	-	1,668	-	2,358
NET INCOME	91,372	858	285,307	27,841
Net income attributable to noncontroling interests	(9)	(9)	(14)	(12)
NET INCOME ATTRIBUTABLE TO THE COMPANY	91,363	849	285,293	27,829
Redeemable preferred stock dividends	(72)	-	(103)	-
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$ 91,291	$ 849	$ 285,190	$ 27,829
BASIC AND DILUTED NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS PER SHARE:				
Continuing operations	$ 1.16	$ (0.01)	$ 3.50	$ 0.26
Discontinued operations	$ 0.00	$ 0.02	$ 0.00	$ 0.02
Net income	$ 1.16	$ 0.01	$ 3.50	$ 0.29
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:				
Basic	78,871	96,683	81,445	97,173
Diluted	78,871	96,683	81,445	97,173

Note: EPS for the year-to-date period may differ from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods. In addition, EPS is calculated independently for each component and may not be additive due to rounding.

23

CMCT - funds from operations 24 We believe that FFO is a widely recognized and appropriate measure of the performance of a REIT and that it is frequently used by security analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO represents net income (loss) available to common stockholders, computed in accordance with GAAP, excluding gains (or losses) from sales of real estate, impairment of real estate, and real estate depreciation and amortization. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). Like any metric, FFO should not be used as the only measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our real estate properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our operating results. Other REITs may not calculate FFO in accordance with the standards established by the NAREIT; accordingly, our FFO may not be comparable to those other REITs' FFO. Therefore, FFO should be considered only as a supplement to net income as a measure of our performance and should not be used as a supplement to or substitute measure for cash flow from operating activities computed in accordance with GAAP. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. The per share adjustments to net income available to common stockholders per share are calculated independently for each adjustment and may not be additive due to rounding. 2017 2016 2017 2016 FUNDS FROM OPERATIONS (FFO) Net income available to common stockholders 91,291 $ 849 $ 285,190 $ 27,829 $ Depreciation and amortization 14,761 18,480 31,992 36,538 Impairment of real estate 13,100 - 13,100 - Gain on sale of depreciable assets (116,283) - (304,017) (24,739) FFO AVAILABLE TO COMMON STOCKHOLDERS 2,869 $ 19,329 $ $ 26,265 $ 39,628 BASIC AND DILUTED FFO PER SHARE: Net income available to common stockholders 1.16 $ 0.01 $ 3.50 $ 0.29 $ Depreciation and amortization 0.19 0.19 0.39 0.38 Impairment of real estate 0.17 - 0.16 - Gain on sale of depreciable assets (1.47) - (3.73) (0.25) FFO AVAILABLE TO COMMON STOCKHOLDERS PER SHARE 0.04 $ 0.20 $ $ 0.32 $ 0.41 WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING: Basic 78,871 96,683 81,445 97,173 Diluted 78,871 96,683 81,445 97,173 (Unaudited) Three Months Ended Six Months Ended June 30, June 30, (in thousands, except per share amounts)

CMCT - CONSOLIDATED BALANCE SHEETS 25 June 30, 2017 December 31, 2016 ASSETS Investments in real estate, net $ 1,141,460 $ 1,606,942 Cash and cash equivalents 129,006 144,449 Restricted cash 26,706 32,160 Accounts receivable, net 15,511 13,086 Deferred rent receivable and charges, net 95,369 116,354 Other intangible assets, net 15,610 17,623 Other assets 89,155 92,270 Assets held for sale, net 125,138 - TOTAL ASSETS $ 1,637,955 $ 2,022,884 LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY LIABILITIES: Debt, net $ 846,833 $ 967,886 Accounts payable and accrued expenses 42,287 39,155 Intangible liabilities, net 1,138 3,576 Due to related parties 10,005 10,196 Other liabilities 31,275 34,056 Liabilities associated with assets held for sale, net 52,886 - Total liabilities 984,424 1,054,869 REDEEMABLE PREFERRED STOCK 7,050 1,426 EQUITY: Common stock 58 84 Additional paid ? in capital 1,077,151 1,566,073 Accumulated other comprehensive income (loss) 603 (509) Distributions in excess of earnings (432,220) (599,971) Total stockholders’ equity 645,592 965,677 Noncontrolling interests 889 912 Total equity 646,481 966,589 TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY $ 1,637,955 $ 2,022,884 (in thousands) (Unaudited)

CMCT - DEBT SUMMARY[1,2]

CMCT

As of June 30, 2017	Oustanding Principal Balance[3]		Interest Rate	Maturity Date
	(In thousands, unaudited)			
1 Kaiser Plaza	$	97,100	4.14%	07/01/2026
2101 Webster Street		83,000	4.14%	07/01/2026
2100 Franklin Street		80,000	4.14%	07/01/2026
1901 Harrison Street		42,500	4.14%	07/01/2026
1333 Broadway		39,500	4.14%	07/01/2026
260 Townsend Street		28,200	4.14%	07/01/2026
830 1st Street		46,000	4.50%	01/05/2027
MORTGAGES PAYABLE		**416,300**	**4.18%**	
Unsecured Credit Facility[4]		-	Variable	09/30/2018
Unsecured Term Loan Facility[5]		385,000	LIBOR + 1.60%[6]	05/08/2022
Junior Subordinated Notes		27,070	LIBOR + 3.25%	03/30/2035
OTHER		**412,070**		
TOTAL DEBT	**$**	**828,370**		

1 Excludes $23.0 million of secured borrowings-government guaranteed loans, which represent sold loans which are treated as secured borrowings because the loan sales did not meet the derecognition criteria provided for in ASC 860-30, Secured Borrowing and Collateral.

2 Excludes mortgages payable secured by 7083 Hollywood Boulevard and 4200 Scotland Street, which are held for sale at August 11, 2017. Approximately $50.6 million of the outstanding mortgages payable at June 30, 2017 on these properties will be repaid or assumed by the buyer.

3 Excludes premiums, discounts and debt issuance costs.

4 At June 30, 2017, the interest rates applicable to the components of CIM Commercial's Unsecured Credit Facility were based on LIBOR plus an applicable spread determined by CIM Commercial's maximum leverage ratio, as defined in the credit agreement. In June 2016, all outstanding borrowings under the Unsecured Credit Facility were repaid. At June 30, 2017, $0 was outstanding under the credit facility and $89 million was available for future borrowings, based on covenant restrictions at June 30, 2017. In August 2017, we exercised the second of two one-year extension options through September 2018.

5 The Unsecured Term Loan Facility ranks pari passu with CIM Commercial's Unsecured Credit Facility; covenants under the Unsecured Term Loan Facility are substantially the same as those in the Unsecured Credit Facility. At June 30, 2017, the interest rate was based on LIBOR plus an applicable spread determined by CIM Commercial's maximum leverage ratio, as defined in the credit agreement. With some exceptions, any prepayment of the Unsecured Term Loan Facility prior to May 2017 was subject to a prepayment fee up to 2% of the outstanding principal amount. On August 3, 2017, we repaid $65 million of outstanding borrowing, and terminated three interest rate swaps with an aggregate notional value of $65 million.

6 The interest rate of the loan has been effectively converted to a fixed rate of 3.16% until May 8, 2020 through interest rate swaps.

26

NET OPERATING INCOME RECONCILIATION

CMCT

CIM Commercial internally evaluates the operating performance and financial results of its segments based on segment net operating income, which is defined as rental and other property income and expense reimbursements less property related expenses, and excludes non-property income and expenses, interest expense, depreciation and amortization, corporate related general and administrative expenses, gain (loss) on sale of real estate, impairment of real estate, transaction costs and provision for income taxes. We also evaluate the operating performance and financial results of our operating segments using cash basis net operating income ("Cash NOI"). We define cash basis NOI as segment NOI adjusted to exclude the effect of the straight lining of rents, acquired above/below market lease amortization, and other adjustments required by GAAP.

Segment NOI and cash basis NOI are not a measure of operating results or cash flows from operating activities as measured by GAAP and should not be considered an alternative to income from continuing operations, or to cash flows as a measure of liquidity, or as an indication of our performance or of our ability to pay dividends. All companies may not calculate segment NOI or cash basis NOI in the same manner. We consider segment NOI and cash basis NOI to be useful performance measures to investors and management because, when compared across periods, they reflect the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective not immediately apparent from income from continuing operations. Additionally, we believe that cash basis NOI is helpful to investors because it eliminates straight line rent and other non-cash adjustments to revenue and expenses. Below is a reconciliation of Cash NOI to segment net operating income and net income for the three months ended March 31, 2017 and June 30, 2017.

	Three Months Ended March 31, 2017				
	Office	Multifamily	Hotel	Lending	Total
	(in thousands, unaudited)				
Cash NOI	$ 32,640	$ 2,137	$ 4,071	$ 973	$ 39,821
Deferred rent and amortization of intangible assets, liabilities and lease inducements	2,368	7	4	-	2,379
Straight line rent, below-market ground lease and amortization of intangible assets	(312)	(138)	-	9	(441)
Lease termination income	356	-	-	-	356
Segment Net Operating Income	$ 35,052	$ 2,006	$ 4,075	$ 982	$ 42,115
Asset management and other fees to related parties					(7,856)
Interest expense					(9,631)
General and administrative					(791)
Transaction costs					(13)
Depreciation and amortization					(17,231)
Gain on sale of real estate					187,734
Income from continuing operations before provision for income taxes					194,327
Provision for income taxes					(392)
Net income					193,935
Net income attributable to noncontroling interests					(5)
Net income attributable to the Company					$ 193,930

	Three Months Ended June 30, 2017				
	Office	Multifamily	Hotel	Lending	Total
	(in thousands, unaudited)				
Cash NOI	$ 26,199	$ 1,900	$ 3,983	$ 1,018	$ 33,100
Deferred rent and amortization of intangible assets, liabilities and lease inducements	303	(20)	-	-	283
Straight line rent, below-market ground lease and amortization of intangible assets	(312)	(138)	-	10	(440)
Lease termination income	(474)	-	-	-	(474)
Segment Net Operating Income	$ 25,716	$ 1,742	$ 3,983	$ 1,028	$ 32,469
Asset management and other fees to related parties					(7,079)
Interest expense					(9,568)
General and administrative					(795)
Transaction costs					(11,615)
Depreciation and amortization					(14,761)
Impairment of real estate					(13,100)
Gain on sale of real estate					116,283
Income from continuing operations before provision for income taxes					91,834
Provision for income taxes					(462)
Net income					91,372
Net income attributable to noncontroling interests					(9)
Net income attributable to the Company					$ 91,363

27

Important Disclosures Assets and Equity Under Management Assets Under Management (“AUM”), or Gross AUM, represents (i)(a) for real assets, the aggregate total gross assets (“GAV”) at fair value, including the shares of such assets owned by joint venture partners and co-investments, of all of CIM’s advised accounts (each an “Account” and collectively, the “Accounts”) or (b) for operating companies, the aggregate GAV less debt, including the shares of such assets owned by joint venture partners and co-investments, of all of the Accounts (not in duplication of the assets described in (i)(a)), plus (ii) the aggregate unfunded commitments of the Accounts, as of March 31, 2017 (“Report Date”). The GAV is calculated in accordance with U.S. generally accepted accounting principles on a fair value basis (the “Book Value”) and generally represents the investment’s third-party appraised value as of the Report Date, or as of March 31, 2017, as adjusted further by the result of any partial realizations and quarterly valuation adjustments based upon management’s estimate of fair value, in each case through the Report Date other than as described below with respect to CIM REIT. The only investment currently held by CIM REIT consists of shares in CIM Commercial Trust Corporation (“CMCT”), a publicly traded company; the Book Value of CIM REIT is determined by assuming the underlying assets of CMCT are liquidated based upon management’s estimate of fair value. CIM does not presently view the price of CMCT’s publicly-traded shares to be a meaningful indication of the fair value of CIM REIT’s interest in CMCT due to the fact that the publicly-traded shares of CMCT represent less than 3% of the outstanding shares of CMCT and are thinly-traded. Equity Under Management (“EUM”), or Net AUM, represents (i) the aggregate NAV of the Accounts (as described below), plus (ii) the aggregate unfunded commitments of the Accounts. The NAV of each Account is based upon the aggregate amounts that would be distributable (prior to incentive fee allocations) to such Account assuming a “hypothetical liquidation” of the Account on the date of determination, assuming that: (x) investments are sold at their Book Value (as defined above); (y) debts are paid and other assets are collected; and (z) appropriate adjustments and/or allocations between equity investors are made in accordance with applicable documents, in each case as determined in accordance with applicable accounting guidance. Net Asset Value The determination of estimated NAV involves a number of subjective assumptions, estimates and judgments that may not be accurate or complete. Further, different firms using different property-specific, general real estate, capital markets, economic and other assumptions, estimates and judgments could derive an estimated NAV that could be significantly different from our estimated NAV. Additionally, our estimated NAV does not give effect to changes in value, investment activities, capital activities, indebtedness levels, and other various activities occurring after June 30, 2017 that would have an impact on our estimated NAV, other than 370 L’Enfant Promenade whose fair value is based on a purchase and sale agreement entered into with an unrelated third party on August 10, 2017. The estimated NAV per share of $22.56 was calculated by CIM Investment Advisors, LLC, relying in part on appraisals of our real estate investments and the assets of our lending segment. The table on page 22 sets forth the material items included in the calculation of our estimated NAV. We engaged various third party appraisal firms to perform appraisals of our real estate investments and the assets of our lending segment as of December 31, 2016. Except for two multifamily properties and two office properties, which were classified as held for sale at August 11, 2017, the fair values of our investments in real estate were based on appraisals obtained as of December 31, 2016 plus capex additions, at cost, incurred thereafter. The fair values of our two multifamily properties and two office properties were based on purchase and sale agreements entered into with unrelated third parties. The fair values of the assets of our lending segment were based on an appraisal obtained as of December 31, 2016 plus loan activity, at cost, incurred thereafter. The December 31, 2016 appraisals were performed in accordance with standards set forth by the American Institute of Certified Public Accountants. Each of our appraisals was prepared by personnel who are subject to and in compliance with the code of professional ethics and the standards of professional conduct set forth by the certification programs of the professional appraisal organizations of which they are members. 28